Registration Statement No. 333-148054
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated April 18, 2011 to the Prospectus dated May 16, 2008, the Prospectus Supplement dated January 25, 2010 and the Product Supplement dated December 3, 2010
US$480,000
Senior Medium-Term Notes, Series A
Reverse Exchangeable Notes due July 21, 2011
Linked to the Common Stock of iShares® Silver Trust

•	This pricing supplement relates to an offering of Reverse Exchangeable Notes linked to the common stock of iShares® Silver Trust.

•
The notes are designed for investors who seek an interest rate that is higher than that of a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of the Reference Stock, be willing to accept the risks of owning the common stock of the Reference Stock Issuer, and be willing to lose some or all of their principal at maturity.

•	Investing in the notes is not equivalent to investing in the shares of the Reference Stock.

•
The notes will pay interest monthly at the per annum fixed rate specified below. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Stock Price of the Reference Stock and whether the closing price of the Reference Stock has declined from the Initial Stock Price below the Trigger Price during the Monitoring Period, as described below.

•	The notes will have a term of three months.

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

•
Payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the Reference Stock (or, at our election, the Cash Delivery Amount), in each case, together with any accrued and unpaid interest, as described below.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	Our subsidiary, BMO Capital Markets Corp., is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interests” below.

RevEx Number	Reference Stock Issuer	Ticker Symbol	Principal Amount	Interest Rate per Annum	Initial Stock Price	Trigger Price	CUSIP	Price to Public	Total Underwriting Discount	Proceeds to Bank of Montreal
0145	iShares® Silver Trust	SLV	US$480,000	10.56%	$42.43	$33.94	06366QHX8	100%	2.00% US$9,600	98.00% US$470,400

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-4 of this pricing supplement, page PS-4 of the product supplement, page S-1 of the prospectus supplement and on page 5 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
We expect to deliver the notes through the facilities of The Depository Trust Company on or about April 21, 2011.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Payment at Maturity:	The payment at maturity for the notes is based on the performance of the Reference Stock. You will receive $1,000 for each $1,000 in principal amount of the note, unless:

(1) the Final Stock Price is less than the Initial Stock Price; and

(2) on any day during the Monitoring Period, the closing price of the Reference Stock has declined to a price that is less than the Trigger Price. (“Closing Price Monitoring” is applicable to the notes.)

If the conditions described in both (1) and (2) are satisfied, you will receive at maturity, instead of the principal amount of your notes, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Delivery Amount). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Delivery Amount will most likely be substantially less than the principal amount of your notes, and may be zero.

Pricing Date:	April 18, 2011

Settlement Date:	April 21, 2011

Valuation Date:	July 18, 2011

Maturity Date:	July 21, 2011

Interest Payment Dates:	Interest on the notes will be paid on May 23, 2011, June 21, 2011, and the Maturity Date.

Interest Rate:	10.56% per annum. Each interest payment will be equal to approximately $8.80 per $1,000 in principal amount of the notes.

Monitoring Period:	The period from the pricing date to and including the Valuation Date.

Physical Delivery Amount:
The number of shares of the Reference Stock, per $1,000 in principal amount of the notes, equal to $1,000 divided by the Initial Stock Price, subject to adjustments, as described in the product supplement.  Any fractional shares will be paid in cash.

Cash Delivery Amount:	The amount in cash equal to the product of (1) the Physical Delivery Amount and (2) the Final Stock Price, subject to adjustments, as described in the product supplement.

Initial Stock Price:
$42.43.  The Initial Stock Price is subject to adjustments in certain circumstances. See “General Terms of the Notes—Payment at Maturity” and “—Anti-dilution Adjustments” in the product supplement for additional information about these adjustments.

Trigger Price:	$33.94

Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.

Automatic Redemption:	Not Applicable

We may use this pricing supplement in the initial sale of notes. In addition, BMO Capital Markets Corp. or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated December 3, 2010, the prospectus supplement dated January 25, 2010 and the prospectus dated May 16, 2008.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement dated December 3, 2010:
http://www.sec.gov/Archives/edgar/data/927971/000121465910003184/c123100424b5.htm

●	Prospectus supplement dated January 25, 2010:
http://www.sec.gov/Archives/edgar/data/927971/000095012310004957/o58842b5e424b5.htm

●	Prospectus dated May 16, 2008:
http://www.sec.gov/Archives/edgar/data/927971/000095012310004953/o58753e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this terms sheet, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement dated December 3, 2010.

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Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. The payment at maturity will be based on the Final Stock Price and whether the closing price of the Reference Stock has declined from the Initial Stock Price to a closing price that is less than the Trigger Price on any day during the Monitoring Period. Under certain circumstances, you will receive at maturity a number of shares of the Reference Stock (or, at our election, the Cash Delivery Amount).  We expect that the market value of those shares or the Cash Delivery Amount will be less than the principal amount of the notes and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.

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Your return on the notes is limited to the principal amount plus accrued interest regardless of any appreciation in the value of the Reference Stock. — You will not receive a payment at maturity with a value greater than your principal amount, plus accrued and unpaid interest.  This will be the case even if the Final Stock Price exceeds the Initial Stock Price by a substantial amount.

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Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay all amounts due on the notes on each interest payment date and at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock Issuer, including extending loans to, or making equity investments in, the Reference Stock Issuer, or providing advisory services to it.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock Issuer, and these reports may or may not recommend that investors buy or hold shares of the Reference Stock.  As a potential purchaser of the notes, you should undertake an independent investigation of the Reference Stock Issuer that in your judgment is appropriate to make an informed investment decision.

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The inclusion of the underwriting commission and hedging profits, if any, in the original offering price of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMO Capital Markets Corp. or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial public offering price. The initial public offering price will include, and any price quoted to you is likely to exclude, the underwriting commission paid in connection with the initial distribution. The initial public offering price may also include, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

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You will have no ownership rights in the Reference Stock. — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the Reference Stock Issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

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No affiliation with the Reference Stock Issuer. — We are not affiliated with the Reference Stock Issuer.  You should make your own investigation into the Reference Stock and the Reference Stock Issuer. We are not responsible for the Reference Stock Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

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You will not have any shareholder rights in the Reference Stock or rights of a holder of any silver held by the Reference Stock, and will have no right to receive any shares of the Reference Stock or any silver at maturity. — Investing in your notes will not make you a holder of any shares of the Reference Stock, or any silver held by the Reference Stock.  Neither you nor any other holder or owner of the notes will have any ownership rights of the silver held by the Reference Stock, or any voting rights, any right to receive dividends or other distributions or any other rights with respect to the Reference Stock.

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Adjustments to the Reference Stock could adversely affect the notes. — The Bank of New York Mellon, as the trustee of the Reference Stock (the “Trustee”), is responsible for calculating and maintaining the Reference Stock. The Trustee may redeem the outstanding shares or issue new shares of the Reference Stock or make other methodological changes that could change the share price of the Reference Stock at any time.  If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

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We and our affiliates generally do not have any affiliation with the Trustee or the Reference Stock and are not responsible for its public disclosure of information. — We and our affiliates are not affiliated with the Trustee or the Reference Stock in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding the Reference Stock. Neither the Trustee nor the Reference Stock is involved in this offering in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to the Reference Stock that might affect the value of the notes.  Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Trustee or the Reference Stock contained in any public disclosure of information.  You, as an investor in the notes, should make your own investigation into the Reference Stock.

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The share price of the Reference Stock is linked closely to the price of silver, which may change unpredictably and affect the value of the notes in unforeseeable ways. — The Reference Stock attempts to mirror as closely as possible, before fees and expenses, the performance of the price of silver bullion.  As a result, the value of the shares of the Reference Stock relates directly to the value of the silver held by the Reference Stock.  The silver markets are generally subject to temporary distortions or other disruptions due to various factors, including a lack of liquidity in the markets, the participation of speculators, and government regulation and intervention.

The price of silver used to determine the value of the silver held by the Reference Stock is derived from a principals’ market which operates as an over-the-counter physical commodity market. Certain features of U.S. futures markets are not present in the context of trading on such principals’ markets. For example, there are no daily price limits that would otherwise restrict the extent of daily fluctuations in the prices of the commodities in such markets. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Silver prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of silver is generally quoted), interest rates, and global or regional economic, financial, political, regulatory, judicial, or other events. Silver prices may also be affected by industry factors such as industrial and jewelry demand, sales and purchases of silver by the official sector, including central banks and other governmental agencies and multilateral institutions that hold silver, levels of silver production and production costs in countries where silver is mined, such as Mexico and Peru, and short-term changes in supply and demand because of trading activities in the silver market. It is not possible to predict the aggregate effect of all or any combination of these factors.

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Investing in the Reference Stock is not the same as investing directly in silver. — The performance of the Reference Stock may not fully replicate the performance of the price of silver due to the fees and expenses charged by the sponsor of the Reference Stock, liabilities of the Reference Stock, restrictions on access to silver, or other circumstances.  The Reference Stock does not generate any income and as the Reference Stock regularly sells silver to pay for its ongoing expenses and liabilities, the amount of silver represented by each share of the Reference Stock has gradually declined over time. The Reference Stock sells silver to pay expenses and liabilities on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of silver.  The Reference Stock currently has an expense ratio of approximately 0.50% per year. The sale of the Reference Stock’s silver to pay expenses at a time of low silver prices could adversely affect the value of the Reference Stock.  Additionally, there is a risk that part or all of the Reference Stock’s silver could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or other events.

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Changes in the methodology used to calculate the silver spot price or changes in laws or regulations which affect the price of silver may affect the value of the notes.  — Three members of the London Bullion Market Association (the “LBMA”) set the fixings of silver (the “silver spot price”) used to determine the value of silver held by the Reference Stock, and may adjust the determination of the silver spot price in a way that adversely affects the value of the notes. In setting the silver spot price, the LBMA has no obligation to consider your interests. The LBMA may from time to time change any rule or bylaw or take emergency action under its rules, any of which could affect the silver spot price. Any change of this kind could cause a decrease in the silver spot price, which would adversely affect the value of the notes.

In addition, the price of silver could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies, courts or other official bodies. Any event of this kind could adversely affect the silver spot price and, as a result, could adversely affect the value of the notes.

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Lack of liquidity. — The notes will not be listed on any securities exchange.  BMO Capital Markets Corp. may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMO Capital Markets Corp. is willing to buy the notes.

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Hedging and trading in the Reference Stock. — We or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

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Many economic and market factors will influence the value of the notes. — In addition to the value of the Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

The Reference Stock

All information contained herein on the Reference Stock and on the Reference Stock Issuer is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Stock Issuer under the Exchange Act can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.  See the section “The Reference Stock Issuers” in the product supplement for additional information.

The hypothetical examples shown below are intended to help you understand the terms of the notes.  The actual amount of cash or securities that you will receive at maturity will depend upon the Final Stock Price of the Reference Stock, and whether its closing price was below the Trigger Price on any trading day during the Monitoring Period.

We have derived the following information from publicly available documents published by Blackrock Institutional Trust Company, N.A. (“BTC”). We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with the Reference Stock and the Reference Stock will have no obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to the shares of the Reference Stock. Neither we nor BMO Capital Markets Corp. participated in the preparation of the publicly available documents described below. Neither we nor BMO Capital Markets Corp. has made any due diligence inquiry with respect to the Reference Stock in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Reference Stock have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Stock could affect the value of the shares of the Reference Stock on the Valuation Date and therefore could affect the Payment at Maturity.

iShares consists of numerous separate investment portfolios, including the Reference Stock. The Reference Stock is a grantor trust that issues shares of the trust, called “iShares®”, representing fractional undivided beneficial interest in its net Assets. The Reference Stock was formed on April 21, 2006 and sponsored by BlackRock Asset Management International Inc., a subsidiary of BlackRock, Inc. The Bank of New York Mellon, is the trustee and JPMorgan Chase Bank N.A., London branch is the custodian of the iShares® Silver Trust.

The Reference Stock primarily holds silver and from time to time issues one or more blocks of 50,000 shares, or “baskets,” in exchange for deposits of silver and distributes silver in connection with redemptions of baskets. The investment objective of the Reference Stock is for its shares to reflect the price of silver owned by the Reference Stock less the expenses and liabilities of the Reference Stock.  The only ordinary recurring expenses of the Reference Stock is the sponsor’s fee, which is accrued daily and paid monthly in arrears at an annualized rate equal to 0.50% of the adjusted net asset value of the Reference Stock.

The Reference Stock’s silver is valued on the basis of each business day’s announced silver spot price, the price for an ounce of silver set by three market making members of the LBMA at approximately 12:00 noon, London time on each business day.  The net asset value of the Reference Stock is equal to the value of silver owned by the Reference Stock and other assets, minus all accrued expenses and liabilities.

Information provided to or filed with the SEC by the Reference Stock under the Securities Exchange Act of 1934 can be located at the SEC’s facilities or through the SEC’s website at www.sec.gov by reference to SEC CIK number 1330568. We make no representation or warranty as to the accuracy or completeness of the information or reports.

The shares of the Reference Stock trade on the NYSE Arca under the symbol “SLV”.

Historical Information of the Reference Stock

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	$20.64	$15.04
	Second Quarter	$18.17	$16.00
	Third Quarter	$18.94	$10.29
	Fourth Quarter	$12.38	$8.88

2009	First Quarter	$14.34	$10.43
	Second Quarter	$15.75	$11.67
	Third Quarter	$17.14	$12.50
	Fourth Quarter	$18.89	$15.82

2010	First Quarter	$18.44	$14.75
	Second Quarter	$19.12	$17.08
	Third Quarter	$21.40	$17.16
	Fourth Quarter	$30.18	$21.51

2011	First Quarter	$36.79	$26.23
	Second Quarter (through the pricing date)	$42.43	$36.86

Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments at maturity on a $1,000 investment in the notes, based on the Initial Stock Price of $42.43 (the closing price of the Reference Stock on April 18, 2011), the Trigger Price of $33.94 (approximately 80% of the Initial Stock Price, rounded to two decimal places), and a range of hypothetical Final Stock Prices and assuming that the closing price of the Reference Stock declines in the manner set forth in the column below, “Hypothetical Lowest Closing Price during the Monitoring Period.” The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Lowest Closing Price during the Monitoring Period	Hypothetical Lowest Closing Price during the Monitoring Period Expressed as a Percentage of the Initial Stock Price	Hypothetical Final Stock Price	Hypothetical Final Stock Price Expressed as a Percentage of the Initial Stock Price	Payment at Maturity	Total Value of Payment Received at Maturity*
$29.70	70%	$46.67	110%	$1,000.00	$1,000.00
$29.70	70%	$38.19	90%	23.57 shares of the Reference Stock or the Cash Delivery Amount	$900.00
$42.43	100%	$42.43	100%	$1,000.00	$1,000.00
$38.19	90%	$29.70	70%	23.57 shares of the Reference Stock or the Cash Delivery Amount	$700.00
$38.19	90%	$38.19	90%	$1,000.00	$1,000.00
$21.22	50%	$21.22	50%	23.57 shares of the Reference Stock or the Cash Delivery Amount	$500.00
$10.61	25%	$10.61	25%	23.57 shares of the Reference Stock or the Cash Delivery Amount	$250.00
$0.00	0%	$0.00	0%	23.57 shares of the Reference Stock or the Cash Delivery Amount	$0.00

* Note that you will receive at maturity any accrued and unpaid interest in cash, in addition to either shares of the Reference Stock (or, at our election, the Cash Delivery Amount) or the principal amount of your notes in cash. Also note that if you receive the Physical Delivery Amount, the total value of the payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.  Regardless of the performance of the Reference Stock, or of the payment that you receive at maturity, you will receive the interest payments on the notes.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: The lowest closing price of the Reference Stock during the Monitoring Period was $29.70, which is less than the Trigger Price, but the Final Stock Price is $46.67. Because the Final Stock Price of $46.67 is greater than the Initial Stock Price of $42.43 you will receive a payment at maturity of $1,000 per $1,000 in principal amount of the notes, even though the Reference Stock closed at a price less than the Trigger Price during the Monitoring Period.

Example 2: The lowest closing price of the Reference Stock during the Monitoring Period was $29.70 which is less than the Trigger Price, and the Final Stock Price is $38.19, which is less than the Initial Stock Price. Because the Final Stock Price of $38.19 is less than the Initial Stock Price of $42.43 and the closing price of the Reference Stock declined to a closing price that is less than the Trigger Price of $33.94 on at least one trading day during the Monitoring Period, you will receive at maturity the Physical Delivery Amount (or, at our election, the Cash Delivery Amount). Because the Final Stock Price of the Reference Stock is $38.19, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $900 per $1,000 in principal amount of the notes.

Example 3: The closing price of the Reference Stock does not decline to a closing price that is less than the Trigger Price on any trading day during the Monitoring Period prior to the Valuation Date.  However, the closing price of the Reference Stock on the Valuation Date is $29.70, which is less than the Trigger Price.  Because the Final Stock Price of $29.70 is less than the Initial Stock Price of $42.43 and the Final Stock Price has declined to a closing price that is less than the Trigger Price of $33.94, you will receive the Physical Delivery Amount (or, at our election, the Cash Delivery Amount) at maturity. Because the Final Stock Price of the Reference Stock is $29.70 the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $700 per $1,000 in principal amount of the notes.

Example 4: The Final Stock Price of $38.19 is less than the Initial Stock Price of $42.43 and the closing price of the Reference Stock does not decline to a closing price that is less than the Trigger Price on any day during the Monitoring Period.  Because the closing price of the Reference Stock has not declined to a closing price that is less than the Trigger Price of $33.94 you will receive a payment at maturity of $1,000 per $1,000 in principal amount of the notes, even though the Final Stock Price of $38.19 is less than the Initial Stock Price of $42.43.

Regardless of the performance of the Reference Stock, or of the payment that you receive at maturity, you will receive the interest payments.

Certain U.S. Federal Tax Information

The following table sets forth the amount of stated interest on the Notes and the portion that will be treated as an interest payment and as payment for the Put Option for U.S. federal income tax purposes.

RevEx Number	Reference Stock Issuer	Interest Rate per Annum	Treated as an Interest Payment	Treated as Payment for the Put Option
0145	iShares® Silver Trust	10.56%	0.27%	10.29%

Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement dated December 3, 2010 under “Supplemental United States Federal Income Tax Considerations,” which applies to the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMO Capital Markets Corp. will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement.  BMO Capital Markets Corp. has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them.  Each such dealer, or further engaged by a dealer to whom BMO Capital Markets Corp. reoffers the notes, will purchase the notes at an agreed discount to the initial offering price.

We own, directly or indirectly, all of the outstanding equity securities of BMO Capital Markets Corp., the agent for this offering. In accordance with FINRA Rule 5121, BMO Capital Markets Corp. may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Stock or as to the suitability of an investment in the notes.